Exhibit 19.1
ELLINGTON CREDIT COMPANY
INSIDER TRADING POLICY
(Adopted as of April 1, 2025)
This Insider Trading Policy (this “Policy”) sets policies for trustees, directors, officers, employees, agents and consultants of Ellington Credit Company and its affiliates (the “Fund”) and Ellington Management Group, L.L.C. and its affiliates, including Ellington Credit Company Management LLC (“Ellington”) with respect to transactions in the Fund’s securities (such as common shares, options to buy or sell common shares, warrants, convertible securities and debt securities) and derivative securities relating to the Fund’s common shares, whether or not issued by the Fund (such as exchange-traded options) for the purpose of promoting compliance with applicable securities laws.
This Policy applies to all trustees, directors, officers, employees, agents and consultants of the Fund and Ellington. The trustees, officers, employees, agents and consultants of the Fund are referred to in this Policy as “Fund Personnel” and the directors, officers, employees, agents and consultants of Ellington are referred to in this Policy as “EMG Personnel.” The people to whom this Policy applies are referred to in this Policy as “insiders.” All insiders must comply with this Policy. This Policy sets forth certain policies with respect to transactions in the Fund’s securities and, when specified by the Fund’s Compliance Officers (as defined below), the securities of other companies. This Policy is in addition to any other policy on insider trading to which an insider is subject (e.g., policies of Ellington).
The Fund reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different policies and procedures at any time. In the event of any conflict or inconsistency between this Policy and any other materials distributed by the Fund, this Policy shall govern. If a law conflicts with this Policy, you must comply with the law.
The Fund’s Chief Compliance Officer in conjunction with the General Counsel and Associate General Counsel or their designees shall serve as the Compliance Officers (the “Compliance Officers”) for the purposes of this Policy. All determinations and interpretations by the Compliance Officers shall be final and not subject to further review.
You should read this Policy carefully and, upon request, promptly sign and return the certification attached as Annex A acknowledging receipt of this Policy to:
Ellington Credit Company
53 Forest Avenue
Old Greenwich, CT 06870
Attention: General Counsel and Associate General Counsel
All insiders must promptly sign and return the attached certification acknowledging receipt of this Policy when requested to do so by the Compliance Officers.
1.Definitions and Explanations
a.Material, Non-Public Information
i.What Information is “Material”?
Information is material if there is a substantial likelihood a reasonable investor would consider the information as significantly altering the total mix of information available. Thus, information may be material if it is likely that a reasonable investor would consider it important in deciding whether to buy, hold, or sell a security. Similarly, information may be material if you reasonably expect that it would affect the price of the security. Both positive and negative information can be material. Common examples of information that could be, but are not necessarily, material include:
•Financial results or forecasts (annual, quarterly or otherwise);
•Projections of future earnings or losses;
•News of a pending or proposed merger;
•News of an acquisition or disposition of significant assets;
•Impending announcements of bankruptcy or financial liquidity problems;
•Changes in the Fund’s distribution or dividend policy;
•Stock splits;
•Changes in the Fund’s or its subsidiaries’ credit ratings;

•New equity or debt offerings;
•Significant developments in litigation or regulatory proceedings;
•Significant corporate events, including material cyber, data or personnel matters; and
•Major personnel changes, particularly departures or elections of executive officers or certain directors.
ii.What Information is “Non-Public”?
Information is “non-public” if it has not been previously disclosed to the general public and is otherwise not generally available to the investing public. In order for information to be considered “public,” it must be widely disseminated in a manner making it generally available to the investing public with enough time for the investing public to absorb the information fully. Although timing may vary depending on the circumstances, generally, the Fund expects that insiders should allow one full Trading Day (as defined below) following publication as a reasonable waiting period before information is deemed to be public. Depending on the particular circumstances, the Fund may determine that a longer or shorter period should apply to the release of Material, Non-Public Information.
b.Related Person
"Related Person" means, with respect to the Fund insiders:
•Any family member living in the insider’s household (including a spouse, minor child, minor stepchild, parent, stepparent, grandparent, sibling, in-law) and anyone else living in the insider’s household;
•Any family members who do not live in the insider’s household but whose transactions in Fund securities are directed by the insider or subject to the insider’s influence or control (such as parents or children who consult with the insider before transacting in Fund securities); and
•Partnerships, trusts, estates, and other legal entities controlled by an insider.
c.Trading Day
"Trading Day" means a day on which national stock exchanges are open for trading, and a “Trading Day” begins at the time trading begins.
2.General Policy
This Policy prohibits insiders from (i) transacting in or (ii) “tipping,” either directly or indirectly, others who may transact in the Fund’s securities, in each case, while aware of Material, Non-Public Information about the Fund. These transactions are commonly referred to as “insider trading.”
It is also the policy of the Fund that the Fund will not engage in transactions in the Fund’s equity securities (as defined in the Securities Exchange Act of 1934 (the “Exchange Act”)) while aware of Material, Non-Public Information relating to the Fund or its securities, except for:
•transactions with plan participants (or their permitted assignees) pursuant to an equity-based compensation plan of the Fund;
•transactions with holders of outstanding options, warrants, rights, convertible securities or other derivative securities that are issued by the Fund and that result from the holder’s exercise, conversion or other election pursuant to the terms of the security or result from the Fund’s exercise, notice of redemption or conversion, or other election made pursuant to the terms of the security;
•transactions made pursuant to written plans for transacting in the Fund’s securities that, at the time adopted, conform to all of the requirements of Exchange Act Rule 10b5-1 as then in effect;
•transactions with counterparties who are at the time also aware of the Material, Non-Public Information or who acknowledge, agree or represent that they are aware that the Fund may possess Material, Non-Public Information but are not relying on the disclosure or omission to disclose to them of any such information; or
•any other transaction expressly authorized by the board of directors of the Fund or any committee thereof, or by senior management in consultation with the Compliance Officers.

a.Transacting on Material, Non-Public Information
Except as otherwise specified in this Policy, no insider or Related Person shall engage in any transaction in the Fund’s securities, including making any offer to purchase or offer to sell or giving any gift of the Fund’s securities, during any period commencing with the date that such person is aware of Material, Non-Public Information concerning the Fund, and ending after one full Trading Day following the date of public disclosure of the Material, Non-Public Information, or at the time that the information is no longer material.
b.Tipping Others of Material, Non-Public Information
No insider shall disclose or tip, either directly or indirectly, Material, Non-Public Information about the Fund to any other person (including Related Persons) where the Material, Non-Public Information about the Fund may be used by that person to such person’s profit by transacting in the securities of the Fund. No insider or Related Person shall make recommendations, either directly or indirectly, or express opinions on the basis of Material, Non-Public Information about the Fund as to transacting in the Fund’s securities.
c.Special and Prohibited Transactions
The Fund has adopted policies regarding certain special and prohibited transactions applicable to insiders for each of the transactions listed below.
1.Transactions in Fund Debt Securities. Transactions in Fund debt securities, whether or not those securities are convertible into Fund common stock, are prohibited by this Policy for all insiders.
2.Hedging Transactions and Other Transactions Involving Fund Derivative Securities. Hedging or monetization transactions, whether direct or indirect, involving the Fund’s securities are prohibited for all insiders, regardless of whether such insiders are in possession of Material, Non-Public Information. Short sales are also prohibited for all insiders.
Transactions involving Fund-based derivative securities are prohibited for all insiders, whether or not such insiders are in possession of Material, Non-Public Information. “Derivative securities” are options, warrants, stock appreciation rights, convertible notes or similar rights whose value is derived from the value of an equity security, such as Fund common stock. Transactions in derivative securities include, but are not limited to, trading in Fund-based option contracts, transactions in straddles or collars and writing or buying puts or calls. Transactions in debt that may be convertible into Fund common stock would also constitute a transaction in derivative securities prohibited by this Policy. This Policy does not, however, restrict holding, exercising or settling awards such as options, restricted stock, restricted stock units or other derivative securities granted under a Fund equity-based compensation plan as described in more detail below under “Permitted Transactions,” or as otherwise expressly permitted by this Policy.
3.Purchases of Fund Securities on Margin. Any of the Fund’s securities purchased in the open market by an insider should be paid for in full at the time of purchase. Purchasing the Fund’s securities on margin (e.g., borrowing money from a brokerage firm or other third party to fund the stock purchase) is prohibited for all insiders by this Policy.
4.Pledges of Fund Securities. Insiders are prohibited from pledging Fund securities as collateral.
5.Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans) should be used only for a very brief period of time.
d.Permitted Transactions
Except for the restrictions for the Pre-Clearance Group as set forth below and as otherwise specifically noted, the following transactions, (if applicable to the Fund) are permitted regardless of whether you are in possession of Material, Non-Public Information:

1.Stock Options and Other Stock-Based Compensation. This Policy does not restrict the exercise or settlement of Fund share options, LTIP Units granted under the Fund’s share incentive plans, or other stock-based compensation acquired pursuant to the Fund’s plans, or to the exercise of a tax withholding right or net settlement pursuant to which the Fund withholds shares subject to an option to satisfy tax withholding requirements or the exercise price. This Policy does, however, restrict any sale of stock in the market as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
2.Automatic Reinvestment in Dividends. This Policy does not restrict the automatic reinvestment of dividends paid on Fund securities. This Policy does, however, restrict (i) the insider’s election to participate in automatic reinvestment of dividends and (ii) the insider’s election to increase or decrease the insider’s level of automatic reinvestment of dividends.
3.Diversified Mutual Funds. This Policy does not restrict transactions in diversified mutual funds that are invested in Fund securities.
4.Other Transactions. This Policy does not restrict any other purchase of Fund securities from the Fund or sales of Fund securities to the Fund.
5.Rule 10b5-1 Plans. This Policy does not restrict transactions made pursuant to a “Rule 10b5-1 Plan.” A Rule 10b5-1 Plan is a written plan for transacting in the Fund securities that, at the time it is adopted or modified, conforms to all of the requirements of Rule 10b5-1 as then in effect. Insiders must obtain authorization from the Compliance Officers before entering into or modifying a Rule 10b5-1 Plan, as well as terminating a Rule 10b5-1 Plan other than pursuant to the expiration of its terms.
6.Other Approved Transactions. This Policy does not restrict any transaction specifically approved in advance by the Compliance Officers.
e.Post-Termination Transactions
If an insider is aware of Material, Non-Public Information at the time that such insider’s employment or service relationship terminates, the insider may not transact in the securities of the Fund or another Fund as set forth in Section III.B below until that information has become public or is no longer material.

3.Additional Transaction Requirements for Certain Insiders
a.Scheduled Restrictive Periods and the Window Group
Except as set forth in Section II.D above, all Fund Personnel, Ellington Personnel and other insiders identified by the Fund who are notified from time to time by the Compliance Officers that they have been so identified (the “Window Group”) are prohibited from transacting in Fund securities during the periods designated by the Compliance Officers from time to time (the “Scheduled Restrictive Period”). Insiders who have not been identified as being in the Window Group should adhere to the other applicable prohibitions set forth in this Policy. Insiders who have been designated as members of the Window Group and notified of the Scheduled Restrictive Period must comply with the Scheduled Restrictive Period whether or not they receive a reminder of the commencement of each Scheduled Restrictive Period.
b.Unscheduled Restrictive Periods
From time to time, the Fund may also prohibit some or all of the insiders from transacting in the securities of the Fund or the securities of another Fund because of developments known to the Fund and not yet disclosed to the public (an “Unscheduled Restrictive Period”). In this event, the Compliance Officers will notify the affected persons, and those persons, except as set forth in Section II.D above, may not engage in any transaction involving the securities of the Fund or the other specified Fund, as applicable, until the Compliance Officers notify them that the Unscheduled Restrictive Period is over. In addition, any person made aware of the existence of an Unscheduled Restrictive Period should not disclose the existence of the Unscheduled Restrictive Period to any other person (outside of those subject to the Unscheduled Restrictive Period).
Transacting in the Fund’s securities outside of a Scheduled or Unscheduled Restrictive Period should not be considered a “safe harbor,” and all insiders should use good judgment at all times.

c.Restrictions for the Pre-Clearance Group
The Fund has determined that all Fund Personnel, Ellington Personnel and others as identified by the Fund and who have been notified that they have been so identified (collectively, the “Pre-Clearance Group”) must not transact in the Fund’s securities, even outside of a Scheduled or Unscheduled Restricted Period, without first complying with the Fund’s “pre-clearance” process. Each member of the Pre-Clearance Group should contact the Compliance Officers prior to commencing any transactions in the Fund’s securities (whether or not listed in Section II.D above). Pre-Clearance Group members must obtain written clearance (which may include clearance via email) from the Compliance Officers; oral pre-clearance is not sufficient. Members of the Pre-Clearance Group that receive permission to engage in a transaction from the Compliance Officers must complete their transaction within (i) two Trading Days or (ii) such shorter or longer period as is designated by the Compliance Officers, or make a new request for clearance.
Please note that clearance of a proposed transaction by the Compliance Officers does not constitute legal advice or otherwise acknowledge that a member of the Pre-Clearance Group does not possess Material, Non-Public Information. Insiders must ultimately make their own judgments regarding, and are personally responsible for determining, whether they are in possession of Material, Non-Public Information.
4.Potential Criminal and Civil Liability and/or Disciplinary Action
Civil and criminal penalties and disciplinary action by the Fund or Ellington, which may include termination or other appropriate action, may result from transacting on Material, Non-Public Information regarding the Fund.
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This document states a policy of Ellington Credit Company and is not intended to be regarded as the rendering of legal advice.

ANNEX A
INSIDER TRADING POLICY CERTIFICATION
I have read and understand the Insider Trading Policy (the “Policy”) of Ellington Credit Company (the “Fund”). I agree that I will comply with the policies and procedures set forth in the Policy. I understand and agree that my failure to comply in all respects with the Fund’s policies, including the Policy, is a basis for termination for cause of my employment or service with the Fund, and any subsidiary or other affiliate to which my employment or service now relates or may in the future relate.
I am aware that this signed Certification will be filed with my personal records in the Fund’s and/or Ellington's Human Resources Department.

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Signature

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Type or Print Name

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Date